[Logo] INDEPENDENT BANKSHARES, INC.



FOR IMMEDIATE RELEASE                  CONTACT:  BRYAN STEPHENSON
AUGUST 14, 2000                             (915) 677-5550


            STATE NATIONAL BANCSHARES, INC. COMPLETES
           ACQUISITION OF INDEPENDENT BANKSHARES, INC.


Abilene, Texas - Independent Bankshares, Inc. (AMEX:IBK) today announced that State National Bankshares, Inc. completed its acquisition of Independent Bankshares, Inc. as of the close of business on August 11, 2000, pursuant to the terms of the previously reported Agreement and Plan of Reorganization dated as of March 1, 2000, between State National Bancshares, Inc. and Independent Bankshares, Inc.

Pursuant to the agreement, New FSB, Inc., a wholly owned subsidiary of State National, merged with and into Independent Bankshares. Following the merger, Independent Bankshares became a wholly owned subsidiary of State National. Under the terms of the transaction, shareholders of Independent Bankshares received $20.0165 in cash for each share of Independent Bankshares common stock that they owned.

Independent Bankshares, Inc. owns one bank. First State Bank, N.A., Abilene, with thirteen full-service banking offices in its West Texas market area: three locations in Abilene, two locations in Azle, four locations in Odessa and one location each in Lubbock, San Angelo, Stamford and Winters. Until the date of acquisition, the Company's Common Stock traded on the American Stock Exchange under the symbol IBK. The trust preferred securities of the Company's subsidiary, Independent Capital Trust, continues to trade on the American Stock Exchange under the symbol IBK.Pr.



        547 Chestnut, Abilene, Texas 79602, 915/677-5550